UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 28, 2021
PIONEER ENERGY SERVICES CORP.
(Exact name of registrant as specified in its charter)
____________________________________________

Delaware	1-8182	74-2088619
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 N.E. Loop 410, Suite 1000 San Antonio, Texas	78209
(Address of principal executive offices)	(ZIP Code)

Registrant’s telephone number, including area code: (855) 884-0575
_________________________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
    (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
    _________________________________________

Item 8.01. Other Events.

Section 3.09(a) of the Indenture, dated as of May 29, 2020, by and among Pioneer Energy Services Corp. (the “Issuer”), the subsidiary guarantors party thereto from time to time, and Wilmington Trust, National Association, as supplemented by the First Supplemental Indenture, dated March 4, 2021 (the “Indenture”), governing the Issuer’s Senior Secured Floating Rate Notes due 2025 (the “Notes”), requires the Issuer to offer to repurchase the Notes with proceeds of asset sales in excess of $5 million in the aggregate (excluding dispositions of inventory in the ordinary course of business).

On March 17, 2021, the Issuer commenced an offer (the “Offer”) to purchase for cash up to $245,417 in aggregate principal amount of its outstanding Notes pursuant to Section 3.09(a) of the Indenture. Having completed additional asset sales, the Issuer amended the Offer on March 23, 2021, April 7, 2021, and finally on April 12, 2021, to increase the amount offered to purchase for cash up to $780,417 in aggregate principal amount of its outstanding Notes.

As of April 26, 2021, the aggregate principal amount of Notes outstanding was $77,226,002. The Offer, as amended, expired at 5:00 p.m., New York City time, on April 26, 2021 (the “Expiration Time”). On April 28, 2021, the Issuer purchased $780,417 aggregate principal amount of Notes that were tendered at or prior to the Expiration Time. Following the purchase, the Issuer cancelled the $780,417 aggregate principal amount of Notes that it purchased.

As of April 29, 2021, the aggregate principal amount of Notes outstanding is $76,445,585.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PIONEER ENERGY SERVICES CORP.

/s/ Lorne E. Phillips
Lorne E. Phillips
Executive Vice President and Chief Financial Officer

Dated: April 28, 2021